Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849 • FAX 937-596-6539

NEWS RELEASE

Date:	August 2, 2011

Contact:	Peter B. Orthwein or Richard E. Riegel III

THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, FISCAL YEAR;

BACKLOG, CASH AND INVESTMENTS

Thor Industries, Inc. (NYSE:THO) announced today preliminary sales and backlog for the quarter and twelve months ended July 31, 2011.

Sales in the quarter were $769 million, up 16% from $664 million last year. RV sales were $653 million, up 16% from $564 million last year. Bus Group sales, which include buses and ambulances, were $116 million, up 16% from $100 million last year.

Sales in the fiscal year were $2.754 billion, up 21% from $2.277 billion last year. RV sales were $2.339 billion, up 27% from $1.849 billion last year. Both RV and consolidated sales in the quarter and fiscal year include Heartland RV, acquired September 16, 2010. Bus Group sales in the fiscal year were $415 million, compared with $428 million last year.

Cash, cash equivalents and investments on July 31, 2011 were $216 million versus $253 million last year. Backlog on July 31, 2011 was $432 million, compared to $489 million last year. RV backlog was $228 million, versus $261 million last year. Bus Group backlog was $204 million versus $228 million last year.

“Thor’s revenues in the fourth quarter were lower than expectations resulting from the slowing of the economy and weak consumer spending, along with continued challenging conditions in the bus market. This led to pressure on margins in the quarter compared to the fourth quarter of fiscal 2010,” said Peter B. Orthwein, Thor Chairman, CEO & President. “The RV market is flat right now, due to lower consumer confidence levels. RV dealer inventories remain balanced with consumer demand, but dealers are currently cautious with their orders as we enter the slower fall retail season,” he added.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the review by the independent consultant required under our recent settlement with the Securities and Exchange Commission, fuel prices, fuel availability, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2010 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended April 30, 2011. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.